Free Writing Prospectus pursuant to Rule 433 dated June 30, 2021

Registration Statement No. 333-253421

$931,000 Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due January 8, 2024
OVERVIEW

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not bear interest or repay a fixed amount of principal at maturity. The amount that you will be paid on your securities on the stated maturity date (January 8, 2024) is based on the performance of the EURO STOXX 50® Index as measured from the pricing date (June 30, 2021) to and including the determination date (December 29, 2023).

If the final underlier level on the determination date is greater than the initial underlier level of 4,064.30, the return on your securities will be positive and will equal 200% times the underlier return, subject to the maximum settlement amount of $1,200 for each $1,000 face amount of your securities. If the final underlier level is greater than the initial underlier level, you will not receive more than the maximum settlement amount, regardless of how much the final underlier level increases as compared to the initial underlier level.

If the final underlier level declines by up to 10% from the initial underlier level, you will receive the face amount of your securities. If the final underlier level declines by more than 10% from the initial underlier level, the return on your securities will be negative and will equal the underlier return plus 10%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final underlier level in excess of 10%. You could lose up to 90% of the face amount of your securities.

You should read the accompanying prospectus supplement no. 2,640 dated June 30, 2021, which we refer to herein as the accompanying prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Pricing date:	June 30, 2021
Issue date:	July 6, 2021
Determination date:	December 29, 2023
Stated maturity date:	January 8, 2024
Initial underlier level:	4,064.30
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Cap level:	110% of the initial underlier level
Maximum settlement amount:	$1,200
Participation rate:	200%
Buffer level:	90% of the initial underlier level
Buffer amount:	10%
Payment amount at maturity (for each $1,000 face amount of your securities)

●    if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount;

●    if the underlier return is zero or negative but not below -10% (the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 10%), $1,000; or

●    if the underlier return is negative and is below -10% (the final underlier level is less than the initial underlier level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return plus 10% times (b) $1,000.

Underwriting discount:

2.975% of the face amount; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive a portion of underwriting discount of 2.975% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the agent discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells. In addition to the 2.975%, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities) to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP/ISIN:	40057HFA3 / US40057HFA32

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $962 per $1,000 face amount. See the accompanying prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying prospectus supplement. This document does not set forth all of the terms of your securities and therefore you should read the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Hypothetical Payment Amount at Maturity [update]

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)	Hypothetical Payment Amount at Maturity ($)
175.000%	120.000%	$1,200.00
150.000%	120.000%	$1,200.00
110.000%	120.000%	$1,200.00
105.000%	110.000%	$1,100.00
103.000%	106.000%	$1,060.00
101.000%	102.000%	$1,020.00
100.000%	100.000%	$1,000.00
95.000%	100.000%	$1,000.00
94.000%	100.000%	$1,000.00
92.000%	100.000%	$1,000.00
90.000%	100.000%	$1,000.00
89.000%	99.000%	$990.00
75.000%	85.000%	$850.00
50.000%	60.000%	$600.00
25.000%	35.000%	$350.00
0.000%	10.000%	$100.00

This document does not set forth all of the terms of your securities and therefore you should read the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Determining Payment Amount at Maturity

Is the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 21, product summary supplement and prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 21, product summary supplement and prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 21, product summary supplement and prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Prospectus supplement no. 2,640 dated June 20, 2021
●	Market linked securities with leveraged upside participation to a cap and fixed percentage buffered downside product summary supplement dated March 29, 2021 (the “product summary supplement”)
●	Underlier supplement no. 21 dated June 24, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not set forth all of the terms of your securities and therefore you should read the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying prospectus supplement, accompanying underlier supplement no. 21, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 21, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Securities Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	Your Securities Do Not Bear Interest
▪	The Potential for the Value of Your Securities to Increase Will Be Limited
▪	Past Underlier Performance is No Guide to Future Performance
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Level of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪	The Policies of the Underlier Sponsor and Changes That Affect the Underlier or the Underlier Stocks Could Affect the Payment Amount on Your Securities and Their Market Value
▪	There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us or WFS
▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

This document does not set forth all of the terms of your securities and therefore you should read the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 21:

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪

If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	Investors in Indexed Notes Could Lose Their Investment
▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not set forth all of the terms of your securities and therefore you should read the accompanying prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

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